Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-119372, 333-119226, 333-88649, 333-58093, 333-26905, 333-04895, 333-04903, 333-48231 and 333-160947) and in the Registration Statements on Forms S-3 (Registration Nos. 333-54090 and 333-98355) of America Service Group Inc. of our reports dated March 5, 2010, relating to the consolidated financial statements and financial statement schedule of America Service Group Inc., and the effectiveness of America Service Group Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of America Service Group Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
March 5, 2010